Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Fourth-Quarter Net Income of $785 Million and $2.368 Billion for Year

▪                  Fourth-quarter earnings increase 54%; net sales rise 18% to $8.3 billion.

▪                  Advanced technology and product features earn positive response from customers.

▪                  Construction & Forestry results boosted by successful integration of Wirtgen unit.

▪                  Forecast for 2019 calls for net income of approximately $3.6 billion on sales gain of about 7%.

MOLINE, Illinois (November 21, 2018) — Deere & Company reported net income of $784.8 million for the fourth quarter ended October 28, 2018, or $2.42 per share, compared with net income of $510.3 million, or $1.57 per share, for the quarter ended October 29, 2017. For fiscal 2018, net income attributable to Deere & Company was $2.368 billion, or $7.24 per share, compared with $2.159 billion, or $6.68 per share, in 2017.

Affecting results for the fourth quarter and full year of 2018 were adjustments to the provision for income taxes due to the enactment of U.S. tax reform legislation on December 22, 2017 (tax reform). Fourth-quarter results included a favorable net adjustment to income taxes of $37 million, while the full year reflected an unfavorable net income tax expense of $704 million. Without these adjustments, net income attributable to Deere & Company for the fourth quarter and full year would have been $748 million, or $2.30 per share, and $3.073 billion, or $9.39 per share, respectively. (For further information, refer to the appendix on the non-GAAP financial measures and Note 2 in the “Condensed Notes to Consolidated Financial Statements” accompanying this release.)

Worldwide net sales and revenues increased 17 percent, to $9.416 billion, for the fourth quarter and rose 26 percent, to $37.358 billion, for the full year. Net sales of the equipment operations were $8.343 billion for the quarter and $33.351 billion for the year, compared with respective totals of $7.094 billion and $25.885 billion in 2017.

“John Deere has concluded another solid year in which the company benefited from a further improvement in market conditions and a favorable customer response to its lineup of advanced products,” said Samuel R. Allen, chairman and chief executive officer. “In the fourth quarter, farm machinery sales in the Americas made further gains while construction-equipment sales continued to move higher, helped in

Deere Announces Fourth-Quarter Earnings	5

part by our Wirtgen road-building business, whose financial contribution has exceeded our original forecasts. At the same time, the company has continued to face cost pressures for raw materials such as steel, which are being addressed through pricing actions and ongoing cost management.”

Added Allen, “The company’s strong performance has allowed for significant investment in new products, services, and technologies. In addition, the company in 2018 returned almost $1.8 billion to shareholders in higher dividends and the repurchase of over $900 million of stock. These steps reflect the strength of the company and our optimism about its future prospects.”

Summary of Operations

Net sales of the worldwide equipment operations increased 18 percent for the quarter and 29 percent for the full year compared with the same periods in 2017. Deere’s acquisition of the Wirtgen Group (Wirtgen) in December 2017 added 11 percent to net sales for the quarter and 12 percent for the year. Sales included price realization of 2 percent for the quarter and 1 percent for the year. Results also included an unfavorable currency-translation effect of 3 percent for the quarter, while currency translation did not have a material effect for the full year. Equipment net sales in the United States and Canada increased by 21 percent for the quarter and 25 percent for the year, with Wirtgen adding 4 percent for both periods. Outside of the U.S. and Canada, net sales rose 13 percent for the quarter and 34 percent for the year, with Wirtgen adding 19 percent and 22 percent for the respective periods. Currency translation had a negative effect of 7 percent on net sales outside the U.S. and Canada for the quarter, but had no material effect for the year.

Deere’s equipment operations reported operating profit of $862 million for the quarter and $3.684 billion for the full year, compared with $680 million and $2.859 billion, respectively, in 2017. Wirtgen, whose results are included in these amounts, had operating profit of $79 million for the quarter and $116 million for the year. Excluding Wirtgen results, the improvement for both periods was primarily driven by higher shipment volumes, price realization and lower warranty costs, partially offset by higher production costs and research and development expenses. Operating profit for the quarter also was affected by the unfavorable effects of foreign currency exchange. Corresponding periods of 2017 included an impairment charge for international construction and forestry operations. Additionally, full-year results in 2017 included a gain on the sale of SiteOne Landscapes Supply, Inc. (SiteOne).

Net income of the company’s equipment operations was $514 million for the fourth quarter and $1.404 billion for the full year, compared with net income of $417 million and $1.707 billion for the same periods of 2017. In addition to the operating factors previously cited, income tax adjustments related to tax reform had an unfavorable impact of $72 million for the quarter and $1.045 billion for the year.

Financial services reported net income attributable to Deere & Company of $261.4 million for the quarter and $942.0 million for the full year compared with $127.8 million and $476.9 million in 2017. Results for both periods benefited from a higher average portfolio and a lower provision for credit losses, partially offset by less-favorable financing spreads. Full-year results in 2018 also were aided by lower

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losses on lease residual values. Additionally, income tax adjustments related to tax reform had a favorable effect of $108.8 million for the quarter and $341.2 million for the year.

Company Outlook & Summary

Company equipment sales are projected to increase by about 7 percent for fiscal 2019 compared with 2018. Included will be a full year of Wirtgen sales in 2019 versus 10 months in 2018, adding about 2 percent to the company’s sales in the year ahead. Foreign-currency rates are expected to have an unfavorable translation effect on equipment sales of about 2 percent for the year.

Net sales and revenues are expected to increase by about 7 percent for fiscal 2019 with net income attributable to Deere & Company forecast to be about $3.6 billion.

“Deere’s performance in 2018 provides further evidence of the company’s success executing its strategic initiatives, especially those focused on developing precision technologies and a wider range of revenue sources,” commented Allen. “In our view, the company remains well-positioned to capitalize on growth in the world’s agricultural and construction equipment markets. The replacement cycle for farm machinery is very much alive, despite tensions over global trade and other geopolitical issues. In addition, we are experiencing a strong response to the advanced features and technology found in our new products, which are helping attract customers throughout the world. Based on these factors, we remain confident in the company’s present direction and believe Deere is poised to deliver improved operating performance and significant value to its customers and investors in the future.”

Equipment Division Performance

Agriculture & Turf. Sales rose 3 percent for the quarter and 15 percent for the year due to higher shipment volumes and price realization. Additionally, full-year results benefited from lower warranty claims. Currency translation had an unfavorable impact on sales for the quarter but no material effect for the full year.

Operating profit was $567 million for the quarter and $2.816 billion for the year, compared with respective totals of $594 million and $2.513 billion in 2017. Results for the quarter were negatively affected by higher production costs, unfavorable effects of foreign-currency exchange and higher research and development costs, partially offset by higher shipment volumes and price realization. The year’s improvement was driven by higher shipment volumes, price realization and lower warranty-related expenses, partially offset by higher production costs and research and development expenses. Full-year results in 2017 included gains on the SiteOne sale.

Construction & Forestry. Construction and forestry sales increased 65 percent for the quarter and 78 percent for the year, with Wirtgen adding 45 percent and 53 percent for the periods. Results for both periods were affected by higher shipment volumes and lower warranty-related claims. Foreign-currency rates had an unfavorable effect on sales for the quarter but had no material translation effect for the year. The quarter’s results also benefited from price realization.

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Operating profit was $295 million for the quarter and $868 million for the full year, compared with $86 million and $346 million in 2017. Wirtgen contributed operating profit of $79 million for the quarter and $116 million for the full year. Excluding Wirtgen, the improvements were primarily driven by higher shipment volumes and lower warranty expenses, partially offset by higher production costs. Results for the quarter benefited from price realization. Additionally, the respective periods of 2017 included an impairment charge for international operations.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to be up about 3 percent for fiscal-year 2019, including a negative currency-translation effect of 2 percent. Industry sales of agricultural equipment in the U.S. and Canada are forecast to be flat to up 5 percent, helped by replacement demand for large equipment and continued demand for small tractors. Full-year industry sales in the EU28 member nations are forecast to be approximately flat as a result of drought conditions in key markets. South American industry sales of tractors and combines are projected to be flat to up 5 percent benefiting from strength in Brazil. Asian sales are forecast to be flat to down slightly. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2019.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be up about 15 percent for 2019, with foreign-currency rates having an unfavorable translation effect of 2 percent. The forecast includes a full year of Wirtgen sales, versus 10 months in fiscal 2018, with the two additional months adding about 5 percent to division sales for the year. The outlook reflects continued growth in U.S. housing demand as well as transportation investment and economic growth worldwide. In forestry, global industry sales are expected to be up about 10 percent mainly as a result of improved demand throughout the world, led by the U.S.

Financial Services. Fiscal-year 2019 net income attributable to Deere & Company for the financial services operations is projected to be approximately $630 million. Results are expected to benefit from a higher average portfolio, partially offset by higher selling and administrative expenses, a higher provision for credit losses and less-favorable financing spreads.

Financial services net income for 2018 of $942 million included a tax benefit related to tax reform of $341 million. Excluding the tax benefit, net income for 2018 would have been $601 million.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $160.4 million for the fourth quarter and $799.2 million for the full year, compared with $101.4 million and $328.4 million for the respective periods in 2017. Results for both periods benefited from a favorable provision for income taxes associated with tax reform, a higher average portfolio and lower provision for credit losses, partially offset by less-favorable financing spreads. The full year also benefited from lower losses on lease residual values.

Net receivables and leases financed by JDCC were $35.643 billion at October 28, 2018, compared with $33.000 billion at October 29, 2017.

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APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude adjustments related to tax reform. Net income attributable to Deere & Company and diluted earnings per share measures that exclude this item are not in accordance with nor a substitute for GAAP measures. The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measure with the most directly comparable GAAP financial measure for the three months and twelve months ended October 28, 2018.

	Three Months Ended October 28, 2018		Twelve Months Ended October 28, 2018
	Net Income Attributable to Deere & Company	Diluted Earnings Per Share	Net Income Attributable to Deere & Company	Diluted Earnings Per Share

GAAP measure	$784.8	$2.42	$2,368.4	$7.24

Discrete tax reform expense (benefit)	(37.1)	(.12)	704.1	2.15

Non-GAAP measure	$747.7	$2.30	$3,072.5	$9.39

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs, global trade agreements (e.g, the North American Free Trade Agreement), the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases and their effects on poultry, beef and pork consumption and prices, and crop pests and diseases.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and

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funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The anticipated withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the

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availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2018 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	October 28	October 29%		October 28	October 29%
	2018	2017	Change	2018	2017	Change
Net sales and revenues:
Agriculture and turf	$5,605	$5,437	+3	$23,191	$20,167	+15
Construction and forestry	2,738	1,657	+65	10,160	5,718	+78
Total net sales	8,343	7,094	+18	33,351	25,885	+29
Financial services	851	782	+9	3,252	2,935	+11
Other revenues	222	142	+56	755	918	-18
Total net sales and revenues	$9,416	$8,018	+17	$37,358	$29,738	+26

Operating profit: *
Agriculture and turf	$567	$594	-5	$2,816	$2,513	+12
Construction and forestry	295	86	+243	868	346	+151
Financial services	201	192	+5	792	715	+11
Total operating profit	1,063	872	+22	4,476	3,574	+25
Reconciling items **	(75)	(140)	-46	(381)	(444)	-14
Income taxes	(203)	(222)	-9	(1,727)	(971)	+78
Net income attributable to Deere & Company	$785	$510	+54	$2,368	$2,159	+10

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended October 28, 2018 and October 29, 2017

(In millions of dollars and shares except per share amounts) Unaudited

	2018	2017
Net Sales and Revenues
Net sales	$8,343.3	$7,094.4
Finance and interest income	843.4	722.2
Other income	229.2	201.1
Total	9,415.9	8,017.7

Costs and Expenses
Cost of sales	6,380.7	5,408.3
Research and development expenses	469.9	398.2
Selling, administrative and general expenses	898.6	847.9
Interest expense	322.6	248.3
Other operating expenses	365.2	348.5
Total	8,437.0	7,251.2

Income of Consolidated Group before Income Taxes	978.9	766.5
Provision for income taxes	203.5	222.3
Income of Consolidated Group	775.4	544.2
Equity in income (loss) of unconsolidated affiliates	9.0	(33.5)
Net Income	784.4	510.7
Less: Net income (loss) attributable to noncontrolling interests	(.4)	.4
Net Income Attributable to Deere & Company	$784.8	$510.3

Per Share Data
Basic	$2.45	$1.59
Diluted	$2.42	$1.57

Average Shares Outstanding
Basic	320.3	321.6
Diluted	324.7	325.8

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Years Ended October 28, 2018 and October 29, 2017

(In millions of dollars and shares except per share amounts) Unaudited

	2018	2017
Net Sales and Revenues
Net sales	$33,350.7	$25,885.1
Finance and interest income	3,106.6	2,731.5
Other income	900.4	1,121.1
Total	37,357.7	29,737.7

Costs and Expenses
Cost of sales	25,571.2	19,866.2
Research and development expenses	1,657.6	1,372.5
Selling, administrative and general expenses	3,455.5	3,097.8
Interest expense	1,203.6	899.5
Other operating expenses	1,399.1	1,347.9
Total	33,287.0	26,583.9

Income of Consolidated Group before Income Taxes	4,070.7	3,153.8
Provision for income taxes	1,726.9	971.1
Income of Consolidated Group	2,343.8	2,182.7
Equity in income (loss) of unconsolidated affiliates	26.8	(23.5)
Net Income	2,370.6	2,159.2
Less: Net income attributable to noncontrolling interests	2.2	.1
Net Income Attributable to Deere & Company	$2,368.4	$2,159.1

Per Share Data
Basic	$7.34	$6.76
Diluted	$7.24	$6.68

Average Shares Outstanding
Basic	322.6	319.5
Diluted	327.3	323.3

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited

	2018	2017
Assets
Cash and cash equivalents	$3,904.0	$9,334.9
Marketable securities	490.1	451.6
Receivables from unconsolidated affiliates	21.7	35.9
Trade accounts and notes receivable - net	5,004.3	3,924.9
Financing receivables - net	27,054.1	25,104.1
Financing receivables securitized - net	4,021.4	4,158.8
Other receivables	1,735.5	1,200.0
Equipment on operating leases - net	7,165.4	6,593.7
Inventories	6,148.9	3,904.1
Property and equipment - net	5,867.5	5,067.7
Investments in unconsolidated affiliates	207.3	182.5
Goodwill	3,100.7	1,033.3
Other intangible assets - net	1,562.4	218.0
Retirement benefits	1,298.3	538.2
Deferred income taxes	808.0	2,415.0
Other assets	1,718.4	1,623.6
Total Assets	$70,108.0	$65,786.3

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$11,061.4	$10,035.3
Short-term securitization borrowings	3,957.3	4,118.7
Payables to unconsolidated affiliates	128.9	121.9
Accounts payable and accrued expenses	10,111.0	8,417.0
Deferred income taxes	555.8	209.7
Long-term borrowings	27,237.4	25,891.3
Retirement benefits and other liabilities	5,751.0	7,417.9
Total liabilities	58,802.8	56,211.8

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,287.8	9,557.3
Noncontrolling interests	3.4	3.2
Total stockholders’ equity	11,291.2	9,560.5
Total Liabilities and Stockholders’ Equity	$70,108.0	$65,786.3

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited

	2018	2017
Cash Flows from Operating Activities
Net income	$2,370.6	$2,159.2
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	90.8	98.3
Provision for depreciation and amortization	1,927.1	1,715.5
Impairment charges		39.8
Share-based compensation expense	83.8	68.1
Gain on sale of unconsolidated affiliates and investments	(25.1)	(375.1)
Undistributed earnings of unconsolidated affiliates	(26.3)	(14.4)
Provision for deferred income taxes	1,479.9	100.1
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,531.1)	(838.9)
Inventories	(1,772.3)	(1,305.3)
Accounts payable and accrued expenses	722.3	968.0
Accrued income taxes payable/receivable	(466.2)	(84.2)
Retirement benefits	(1,026.1)	(31.9)
Other	(7.1)	(299.4)
Net cash provided by operating activities	1,820.3	2,199.8

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	15,589.3	14,671.1
Proceeds from maturities and sales of marketable securities	76.6	404.2
Proceeds from sales of equipment on operating leases	1,482.7	1,440.8
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	155.6	113.9
Cost of receivables acquired (excluding receivables related to sales)	(17,013.3)	(15,221.8)
Acquisitions of businesses, net of cash acquired	(5,245.0)	(284.2)
Purchases of marketable securities	(132.8)	(118.0)
Purchases of property and equipment	(896.4)	(594.9)
Cost of equipment on operating leases acquired	(2,053.7)	(1,997.4)
Other	(117.4)	(58.0)
Net cash used for investing activities	(8,154.4)	(1,644.3)

Cash Flows from Financing Activities
Increase in total short-term borrowings	473.2	1,310.6
Proceeds from long-term borrowings	8,287.8	8,702.2
Payments of long-term borrowings	(6,245.3)	(5,397.0)
Proceeds from issuance of common stock	216.9	528.7
Repurchases of common stock	(957.9)	(6.2)
Dividends paid	(805.8)	(764.0)
Other	(92.5)	(87.8)
Net cash provided by financing activities	876.4	4,286.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	26.8	157.1

Net Increase (Decrease) in Cash and Cash Equivalents	(5,430.9)	4,999.1
Cash and Cash Equivalents at Beginning of Year	9,334.9	4,335.8
Cash and Cash Equivalents at End of Year	$3,904.0	$9,334.9

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)         In December 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s (Wirtgen) operations. The total cash purchase price, net of cash acquired of $191 million, was $5,136 million, a portion of which is held in escrow to secure certain indemnity obligations of Wirtgen. In addition to the cash purchase price, the Company assumed $1,641 million in liabilities, which represented substantially all of Wirtgen’s liabilities. The preliminary fair values assigned to the assets and liabilities of the acquired entity in millions of dollars, which is based on information as of the acquisition date and available at October 28, 2018 follow:

Receivables from unconsolidated affiliates	$5
Trade accounts and notes receivable	449
Financing receivables	43
Financing receivables securitized	125
Other receivables	98
Inventories	1,536
Property and equipment	752
Investments in unconsolidated affiliates	19
Goodwill	2,068
Other intangible assets	1,442
Deferred income taxes	26
Other assets	215
Total assets	$6,778

Short-term borrowings	$285
Short-term securitization borrowings	127
Accounts payable and accrued expenses	719
Deferred income taxes	430
Long-term borrowings	50
Retirement benefits and other liabilities	30
Total liabilities	$1,641

Noncontrolling interests	$1

The Company continues to review the fair value of the assets and liabilities acquired; however, significant adjustments are not expected during the remaining measurement period.

Wirtgen’s results are incorporated in the Company’s consolidated financial statements using a one-month lag period and are included in the construction and forestry segment. The net sales and revenues and operating profit included in the Company’s results in the fourth quarter and year ending October 28, 2018 were $794 million and $3,181 million, and $79 million and $116 million, respectively.

(2)         On December 22, 2017, the U.S. government enacted new tax legislation (tax reform). As a result of tax reform, the Company recorded a provisional income tax expense in the first quarter and measurement period adjustments in the second, third, and fourth quarters of fiscal year 2018. The income tax expense primarily related to discrete items for the remeasurement of the Company’s net deferred tax assets to the new corporate income tax rate and a one-time, deemed earnings repatriation tax (repatriation tax).

The income tax expense (benefit) and measurement period adjustments recorded in the fourth quarter and twelve months in millions of dollars follow:

	Three Months Ended October 28, 2018			Twelve Months Ended October 28, 2018
	Equipment Operations	Financial Services	Total	Equipment Operations	Financial Services	Total
Net deferred tax asset remeasurement	$(25)	$(37)	$(62)	$768	$(354)	$414
Deemed earnings repatriation tax	97	(72)	25	277	13	290
Total discrete tax expense (benefit)	$72	$(109)	$(37)	$1,045	$(341)	$704

The fourth quarter net deferred tax asset measurement period benefit primarily resulted from the election to immediately deduct for income tax purposes the entire cost of eligible property acquired before tax reform’s enactment date. The fourth quarter repatriation tax expense was primarily related to regulatory interpretation and refinement of accumulated earnings. Included in the fourth quarter repatriation tax amount is an accrual of $63 million for foreign withholding taxes on earnings of subsidiaries outside the U.S. that were previously expected to be reinvested indefinitely outside of the U.S. The provision for income taxes was also affected by other tax reform items, primarily the lower corporate income tax rate on current year income.

(3)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	October 28	October 29	October 28	October 29
	2018	2017	2018	2017

Dividends declared	$.69	$.60	$2.58	$2.40
Dividends paid	$.69	$.60	$2.49	$2.40

(4)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Net Sales and Revenues
Net sales	$8,343.3	$7,094.4
Finance and interest income	56.0	11.4	$870.0	$779.6
Other income	244.0	200.7	54.2	68.4
Total	8,643.3	7,306.5	924.2	848.0

Costs and Expenses
Cost of sales	6,381.2	5,408.8
Research and development expenses	469.9	398.2
Selling, administrative and general expenses	775.7	720.0	124.7	129.9
Interest expense	72.2	64.1	261.6	189.8
Interest compensation to Financial Services	71.3	63.0
Other operating expenses	96.4	79.2	335.6	335.0
Total	7,866.7	6,733.3	721.9	654.7

Income of Consolidated Group before Income Taxes	776.6	573.2	202.3	193.3
Provision (credit) for income taxes	262.2	156.7	(58.7)	65.6
Income of Consolidated Group	514.4	416.5	261.0	127.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	261.4	127.8	.4	.1
Other	8.6	(33.6)
Total	270.0	94.2	.4	.1
Net Income	784.4	510.7	261.4	127.8
Less: Net income (loss) attributable to noncontrolling interests	(.4)	.4
Net Income Attributable to Deere & Company	$784.8	$510.3	$261.4	$127.8

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Net Sales and Revenues
Net sales	$33,350.7	$25,885.1
Finance and interest income	126.3	71.7	$3,311.4	$2,928.2
Other income	874.5	1,065.0	248.6	250.9
Total	34,351.5	27,021.8	3,560.0	3,179.1

Costs and Expenses
Cost of sales	25,573.0	19,867.9
Research and development expenses	1,657.6	1,372.5
Selling, administrative and general expenses	2,934.9	2,555.0	527.9	549.2
Interest expense	297.8	263.7	936.6	669.2
Interest compensation to Financial Services	299.8	234.5
Other operating expenses	315.4	295.2	1,297.8	1,239.9
Total	31,078.5	24,588.8	2,762.3	2,458.3

Income of Consolidated Group before Income Taxes	3,273.0	2,433.0	797.7	720.8
Provision (credit) for income taxes	1,869.2	726.0	(142.3)	245.1
Income of Consolidated Group	1,403.8	1,707.0	940.0	475.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	942.0	476.9	2.0	1.2
Other	24.8	(24.7)
Total	966.8	452.2	2.0	1.2
Net Income	2,370.6	2,159.2	942.0	476.9
Less: Net income attributable to noncontrolling interests	2.2	.1
Net Income Attributable to Deere & Company	$2,368.4	$2,159.1	$942.0	$476.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Assets
Cash and cash equivalents	$3,194.8	$8,168.4	$709.2	$1,166.5
Marketable securities	8.2	20.2	481.9	431.4
Receivables from unconsolidated subsidiaries and affiliates	1,700.4	1,032.1
Trade accounts and notes receivable - net	1,373.7	876.3	4,906.4	4,134.1
Financing receivables - net	93.1		26,961.0	25,104.1
Financing receivables securitized - net	76.1		3,945.3	4,158.8
Other receivables	1,009.7	1,045.6	775.7	195.5
Equipment on operating leases - net			7,165.4	6,593.7
Inventories	6,148.9	3,904.1
Property and equipment - net	5,820.6	5,017.3	46.9	50.4
Investments in unconsolidated subsidiaries and affiliates	5,231.2	4,812.3	15.2	13.8
Goodwill	3,100.7	1,033.3
Other intangible assets - net	1,562.4	218.0
Retirement benefits	1,241.5	538.1	56.8	16.9
Deferred income taxes	1,502.6	3,098.8	69.4	79.8
Other assets	1,132.8	973.9	587.1	651.4
Total Assets	$33,196.7	$30,738.4	$45,720.3	$42,596.4

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$1,434.0	$375.5	$9,627.4	$9,659.8
Short-term securitization borrowings	75.6		3,881.7	4,118.7
Payables to unconsolidated subsidiaries and affiliates	128.9	121.9	1,678.7	996.2
Accounts payable and accrued expenses	9,382.5	7,718.1	2,055.7	1,827.1
Deferred income taxes	496.8	115.6	823.0	857.7
Long-term borrowings	4,713.9	5,490.9	22,523.5	20,400.4
Retirement benefits and other liabilities	5,659.8	7,341.9	91.2	92.9
Total liabilities	21,891.5	21,163.9	40,681.2	37,952.8

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,287.8	9,557.3	5,039.1	4,643.6
Noncontrolling interests	3.4	3.2
Total stockholders’ equity	11,291.2	9,560.5	5,039.1	4,643.6
Total Liabilities and Stockholders’ Equity	$33,196.7	$30,738.4	$45,720.3	$42,596.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 28, 2018 and October 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Cash Flows from Operating Activities
Net income	$2,370.6	$2,159.2	$942.0	$476.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	39.4	9.9	51.4	88.4
Provision for depreciation and amortization	974.4	839.3	1,077.3	984.3
Impairment charges		39.8
Gain on sale of unconsolidated affiliates and investments	(25.1)	(375.1)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(502.8)	(125.0)	(1.8)	(1.1)
Provision (credit) for deferred income taxes	1,503.7	(6.7)	(23.8)	106.8
Changes in assets and liabilities:
Trade receivables and Equipment Operations’ financing receivables	(239.1)	(243.9)
Inventories	(917.2)	(504.3)
Accounts payable and accrued expenses	792.6	946.2	120.0	93.9
Accrued income taxes payable/receivable	102.8	(122.7)	(569.0)	38.5
Retirement benefits	(984.8)	(39.2)	(41.3)	7.3
Other	164.4	(139.5)	88.0	81.5
Net cash provided by operating activities	3,278.9	2,438.0	1,642.8	1,876.5

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			17,032.3	15,963.2
Proceeds from maturities and sales of marketable securities	11.4	297.9	65.2	106.3
Proceeds from sales of equipment on operating leases			1,482.7	1,440.8
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	155.6	113.9
Cost of receivables acquired (excluding trade and wholesale)			(18,777.6)	(16,799.9)
Acquisitions of businesses, net of cash acquired	(5,245.0)	(284.2)
Purchases of marketable securities			(132.8)	(118.0)
Purchases of property and equipment	(893.0)	(591.4)	(3.4)	(3.5)
Cost of equipment on operating leases acquired			(3,209.3)	(3,079.8)
Increase in investment in Financial Services	(.4)	(20.0)
Increase in trade and wholesale receivables			(1,222.4)	(379.9)
Other	17.7	(32.7)	(73.5)	(26.5)
Net cash used for investing activities	(5,953.7)	(516.5)	(4,838.8)	(2,897.3)

Cash Flows from Financing Activities
Increase in total short-term borrowings	16.1	64.5	457.1	1,246.1
Change in intercompany receivables/payables	(748.0)	2,142.0	748.0	(2,142.0)
Proceeds from long-term borrowings	148.5	1,107.0	8,139.3	7,595.2
Payments of long-term borrowings	(163.4)	(66.3)	(6,081.9)	(5,330.7)
Proceeds from issuance of common stock	216.9	528.7
Repurchases of common stock	(957.9)	(6.2)
Capital investment from Equipment Operations			.4	20.0
Dividends paid	(805.8)	(764.0)	(463.7)	(365.2)
Other	(60.0)	(54.4)	(32.5)	(33.4)
Net cash provided by (used for) financing activities	(2,353.6)	2,951.3	2,766.7	990.0

Effect of Exchange Rate Changes on Cash and Cash Equivalents	54.8	155.1	(28.0)	2.0

Net Increase (Decrease) in Cash and Cash Equivalents	(4,973.6)	5,027.9	(457.3)	(28.8)
Cash and Cash Equivalents at Beginning of Year	8,168.4	3,140.5	1,166.5	1,195.3
Cash and Cash Equivalents at End of Year	$3,194.8	$8,168.4	$709.2	$1,166.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.